Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and executed to be effective as of the consummation of the Merger, by and between Symbion, Inc. (the “Company”), and Clifford G. Adlerz, an individual and resident of Franklin, Tennessee (“Executive”).  Defined terms used herein have the meaning attributed thereto in the text hereof or if not so defined, as set forth in Section 18.

RECITALS:

WHEREAS, the Company, Symbol Acquisition, L.L.C., a Delaware limited liability company, and Symbol Merger Sub, Inc., a Delaware corporation entered into an Agreement and Plan of Merger, dated as of April 24, 2007, (the “Merger Agreement”) upon the consummation of which Symbol Merger Sub, Inc. will be merged with and into the Company, with the Company as the surviving corporation;

WHEREAS, prior to but in connection with the Merger, Symbol Acquisition, L.L.C. will be converted into Symbion Holdings Corporation (the “Parent”), which will become the parent holding company of the Company by virtue of the Merger; and

WHEREAS, the Company and Executive desire to memorialize in this Agreement the terms of Executive’s employment with the Company effective as of the consummation of such Merger, with the understanding that this Agreement shall supersede any and all prior agreements relating to Executive’s employment with the Company or any Company Subsidiary in all respects;

NOW, THEREFORE, in consideration of the mutual undertakings of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.                             Employment.  The Company hereby employs Executive, and Executive hereby accepts employment with the Company, on the terms and conditions hereinafter set forth.

2.                             Term.  The initial term of this Agreement shall commence and shall be effective as of the consummation of the Merger, (the “Effective Date”) and shall extend from that date for a period of three (3) years, unless earlier terminated as provided in Section 8 of this Agreement.  At the beginning of each month after the Effective Date in which Executive is employed by the Company, the term of this Agreement shall automatically be extended for an additional month so that the Employment Term on such date is a period of three (3) years (the initial term and any such extensions, the “Employment Term”).

3.               Nature of Duties and Responsibilities.  (a) During the Employment Term, Executive shall be employed by the Company as its President and Chief Operating Officer and shall have such duties, powers and authority as generally inure to those offices.  Executive shall have the full authority and responsibility for managing the day to day business and operation of the Company.  Executive shall report to the Company’s Chief Executive Officer, and shall not be subordinate to any officer or employee of the Company other than its Chief Executive Officer.

(b)         The Company shall use its best efforts to cause Executive to be elected to the Board of the Company and the Parent, such membership to continue for so long as Executive holds the offices set forth in Section 3(a).

4.               Extent of Services.  (a) Executive shall devote his full time, attention, skills and energies during the Employment Term to the business of the Company.  During the Employment Term, Executive shall not be engaged in any other business activity that conflicts with or detracts from his duty to the Company or with the business of the Company, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.  Notwithstanding the foregoing, Executive may, at his option, devote reasonable time and attention to personal investments and to civic, charitable or social organizations as he deems appropriate.  With the Board’s prior written consent, Executive may devote a reasonable amount of his time to serve on the board of directors of one or more public or private corporations, provided that such service will not interfere with the performance of Executive’s duties hereunder and, provided further, that the business activities of any such corporation are not competitive with those of the Company.

(b)         For the avoidance of doubt, neither the existence nor terms of this Agreement shall be deemed to preclude Executive from performing such duties to the Company as may be required for the Company to satisfy its obligations under the Merger Agreement.

5.               Location.  The permanent place of employment of Executive shall be the corporate headquarters of the Company located in Nashville, Tennessee.  Executive shall not be required to relocate his place of employment more than 35 miles from such location at any time during the Employment Term without his prior consent, which consent may be withheld by Executive for any reason he deems appropriate.  Executive may be required to conduct reasonable travel in the course of the performance of his duties on behalf of the Company.

6.               Compensation.

(a)          For all services rendered by Executive under this Agreement, the Company shall compensate Executive at Executive’s current annual base rate as in effect on the date hereof; provided, however, that effective January 1, 2008, Executive’s annual base rate shall be increased to $375,000.

(b)         The annual rate of compensation provided in Section 6(a) may be adjusted upward effective on January 1 for each year beginning after January 1, 2008 during the Employment Term by an amount determined by the Compensation Committee of Parent’s Board of Directors (the “Board”) in its sole discretion.  Executive is not entitled to any guaranteed annual increase in his rate of compensation.

(c)          During the Employment Term, Executive shall be eligible to receive a bonus payment each year that is equal to a percentage of the amount of compensation that is in effect under Section 6(a).  The percentage shall be determined by reference to the level of achievement by Executive of the annual performance goals that are established by the compensation committee of the Board so that the target bonus opportunity is 100% of the amount specified in Section 6(a) if Executive achieves at least 100% of the performance goals.  The percentage shall be reduced to correspond to achievement that is less than 100%, provided that no bonus shall be payable under this provision if achievement is at a level of less than 80% of the performance goals.  The Executive shall be eligible for additional bonus payments upon achievement of such other performance targets that are specified by the compensation committee of the Board.

(d)         The Company shall be entitled to withhold such amounts on account of employment and payroll taxes and similar matters required by applicable law, rule or regulation of any appropriate governmental authority.

(e)          The Company shall continue to pay Executive his compensation during any period of physical or mental incapacity or disability, but shall not be obligated to pay Executive any compensation for any continuous period of physical or mental incapacity or disability after Executive is determined to be disabled by the Board, as provided in Section 8(g).

(f)            During the Employment Term, the Company shall pay the reasonable expenses incurred by Executive (based on business development objectives and within limits that may be established by the Board) in the performance of his duties under this Agreement (or shall reimburse Executive on account of such expenses paid directly by Executive) in accordance with the Company’s policies and procedures promptly upon the submission to the Company by Executive of documentation reasonably satisfactory to the Company.

7.               Other Benefits.

(a)          Executive shall be entitled to and eligible for group health, life and disability insurance coverage, vacation, and any other fringe benefits that may from time to time be available to other salaried employees of the Company. Executive may participate in any other pension, profit sharing or other employee benefit plan of the Company or in which the Company participates.  Any and all such benefits provided in this Section 7(a) shall terminate on the expiration or earlier termination of this Agreement, except as otherwise required by law or as otherwise provided herein.

(b)         (i)                                     The Company shall recommend to the Board that, and shall use its best efforts to cause, the grant to Executive at the Effective Date, of non-qualified options to purchase Parent common stock under a Parent plan, with customary terms and conditions, the material terms of which such grant are set forth on Schedule A hereto.

                                (ii)                                  All shares of common stock of the Parent and all awards convertible or exercisable into such shares, whether acquired pursuant to Section 7(b)(i) or otherwise, shall be subject to the terms and conditions set forth in the Shareholders Agreement.

7.A.               Purchased Equity.   Executive shall invest at the Effective Time $2,750,000 in Parent in connection with the Merger.

8.                          Termination.

(a)          Termination for Cause.  Prior to the end of the Employment Term, the Company may terminate this Agreement for Cause, without any further liability hereunder to Executive; provided that the Company shall pay all accrued but unpaid compensation earned to the date of termination.

(b)         Termination Without Cause.  Prior to the end of the Employment Term, the Company may terminate this Agreement other than as provided in Section 8(a), upon thirty (30) days prior written notice to Executive.  In such event, the Company shall pay to Executive the amounts required under Section 8(h).

(c)          Death of Executive.  In the event Executive’s death occurs during the Employment Term, the Company shall pay to the estate of Executive all accrued but unpaid compensation earned to the date of death.  This Agreement otherwise shall terminate in all respects upon Executive’s death.

(d)         Voluntary Resignation.  Executive may, upon thirty (30) days prior written notice to the Company, voluntarily resign and thereby terminate this Agreement at any time prior to the expiration of the Employment Term.  In such event, the Company shall pay to Executive all accrued but unpaid compensation earned to the effective date of resignation.  Executive shall not be entitled to any benefits under this Agreement after the effective date of resignation.

(e)          Good Reason.  Executive may resign and thereby terminate this Agreement for Good Reason upon prior written notice from Executive (as provided in the definition of Good Reason).  In such event, the Company shall pay to Executive the amounts required under Section 8(h).

(f)            [RESERVED]

(g)         Disability.  In the event that Executive is unable to perform his services under this Agreement for a continuous period of one hundred eighty (180) days during the term of this Agreement and Executive is determined to be disabled under the Company’s long-term disability plan, the Company may terminate Executive’s employment and the Board may remove Executive from his position on the Board without further liability to Executive, except as specified in Section 8(h).

(h)         Severance Benefits.  Except for a termination of employment as provided in Sections 8(a), (c), (d) or (g), if (i) the Company terminates the employment of Executive without Cause or (ii) Executive elects to resign and terminate this Agreement for Good Reason, then, in addition to all accrued but unpaid compensation earned to the effective date of such termination, subject to Executive’s and the Company’s execution and delivery of mutual releases of claims reasonably satisfactory to the Company and Executive, the Company shall pay to Executive a severance benefit in an amount equal to (1) three times the Executive’s rate of annual base compensation determined by reference to the highest base salary rate in effect at any time during the 12-month period prior to the effective date of such termination; (2) three times an amount equal to the 100% target bonus opportunity provided under Section 6 (c) in respect of the year in which such termination occurs, as if the performance goals set by the Board had been fully achieved without regard to actual achievement; and (3) continuation of benefits at no cost under the benefit programs specified in Section 7(a) for the period of time that he is eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  Upon a termination of employment due to Executive’s disability pursuant to Section 8(g), Company shall pay Executive 75% of the base salary then in effect as set forth in Section 6(a) (reduced by any Company-provided disability insurance benefits), commencing upon the determination of Employee’s disability by the Board and continuing until the first to occur of (i) 36 months or (ii) the death of Executive, and Executive shall receive benefits at no cost under the benefit programs specified in Section 7(a) for the period of time that he is eligible for continuation coverage under COBRA.  Nothing in this Section 8(h) is intended to affect any vesting provisions applicable to any stock option or stock award of Executive in effect as of the date his employment is terminated.

9.              Gross-Up Payment.

(a)          Gross Up Payment.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Executive as a result of a change in control of the Company (within the meaning of section 280G of the Code (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9 (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(i)                Tax Opinion.  Subject to the provisions of Sections 9(a) and (b), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by the Executive (subject to the reasonable consent of the Company) (the “Tax Firm”) provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Executive unless it delivers to Executive a written opinion (the “Tax Opinion”) that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Executive’s applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Executive.  All fees and expenses of the Tax Firm shall be borne solely by the Company.  Within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Executive or the Company, the Tax Firm shall make all determinations required under this Section 9, shall provide to the Company and Executive a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to Executive.  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within fifteen days of the receipt of the Tax Firm’s determination.  Subject to the remainder of this Section 9, any determination by the Tax Firm shall be binding upon the Company and Executive; provided, however, that Executive shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that it is ultimately determined in accordance with the procedures set forth in Section 9(c)(ii) that Executive is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit, of Executive.  In determining the reasonableness of Tax Firm’s determinations hereunder, and the effect thereof, Executive shall be provided a reasonable opportunity to review such determinations with Tax Firm and Executive’s tax counsel.  Tax Firm’s determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until Executive’s reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

(b)         Notice of IRS Claim.  Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 30 calendar days after Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Executive under this Section 9(c) except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall do all of the following:

(i)                give the Company any information reasonably requested by the Company relating to such claim;

(ii)             take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive;

(iii)          cooperate with the Company in good faith in order effectively to contest such claim;

(iv)         if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 9, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)          Right to Tax Refund.  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9 Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 9(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(b), a determination is made that Executive is not entitled to a refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.         Time for Payment; Interest.  The severance payment described in Section 8 shall be paid to Executive in a single lump sum within 15 days following the date of termination, provided that the Gross-Up Payment described in Section 9 shall be payable in accordance with the procedures described therein.  The Company’s obligation to pay to Executive any amounts under this Agreement will bear interest at the prime rate as quoted in The Wall Street Journal plus 2%, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded annually.

11.         Restrictive Covenant.  Executive hereby covenants and agrees that during the Employment Term and for a period of one (1) year thereafter, Executive shall not, directly or indirectly: (a) own, manage, operate, control, be employed by, consult with, participate in or be connected in any manner with, the operation, ownership, management or control of any enterprise predominantly engaged in the management of physician practices or the ownership and management of outpatient surgery centers (other than the Company or its affiliates); (b) be employed by or consult with any organization in which Executive is primarily engaged in maintaining the operation, ownership, management or control of a business unit that is predominantly engaged in the management of physician practices or the ownership and management of outpatient surgery centers that is competitive with the Company; or (c) induce any employee of the Company to leave the employ of the Company or solicit the business of any client or customer of the Company (other than on behalf of the Company).  Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, securities of any publicly-traded corporation or other business entity, provided that Executive does not own, directly or indirectly, more than one percent (1%) of any class of voting securities of any such corporation or other business entity.  The foregoing covenants and agreements of Executive are referred to herein as the “Restrictive Covenant.”

(a)          Executive has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 11, including without limitation the time period of restriction and the geographic areas of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company.

(b)         Executive acknowledges that the Company’s business is and will be built upon the confidence of those with whom it conducts business and that Executive will gain acquaintances and develop relationships by using the good will of the Company.  Executive also acknowledges that the Company’s business is and will be built upon the success of the Company in research, development and marketing, and through the development of certain business methods and trade secrets, and that Executive’s position will give him confidential knowledge of all aspects of the Company’s business and internal operations.  In addition, Executive acknowledges that the Company’s dealings through Executive will give Executive confidential knowledge that should not be divulged or used for his own benefit.  Executive recognizes and agrees that his violation of any provision of the Restrictive Covenant will cause irreparable harm to the Company.

(c)          In the event that, notwithstanding the foregoing, any of the provisions of this Section 11 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein.  In the event that any provision of this Section 11 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.

12.         Remedies.  Executive agrees that in the event of any conduct by Executive violating any provision of Section 11, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision, to enjoin Executive from such conduct, to obtain an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with any such violation, or to obtain any other relief, or any combination of the foregoing, that the Company may elect to pursue.

13.         Waiver of Breach.  The waiver by either party of a breach of any provisions of this Agreement by either party shall not operate or be construed as a waiver of any subsequent breach by either party.

14.         Successors.  This Agreement shall be binding upon and accrue to the benefit of any successors and assigns of the Company.  This Agreement is not assignable by Executive or by the Company, except upon the agreement of both parties.

15.         Construction.  This Agreement shall be construed under and enforced in accordance with the laws of the State of Tennessee.

16.         Entire Agreement; Termination.  (a) This Agreement is the entire agreement of the parties and supersedes all prior agreements and understandings, written or oral, including, without limitation, the Prior Agreement.  This Agreement shall not be amended or modified except in writing executed by both parties; provided, however, that prior to the Effective Date no such amendment or modification, or termination other than pursuant to Section 16(b), shall be effective without the prior written consent of the Crestview Shareholder.

(b)         In the event the Merger is not consummated prior to the date set forth in Section 7.1 of the Merger Agreement, or the Merger Agreement is otherwise terminated by the parties thereto pursuant to the terms thereof, this Agreement shall immediately terminate and be of no force or effect, and the Prior Agreement shall be in full force and effect.

17.         Notice.  For the purposes of this Agreement, notices shall be deemed given when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed in the case of the Company to its principal executive office; or in the case of Executive to the address shown on the signature page of this Agreement.  Either party may change such address by giving the other party notice of such change in the aforesaid manner, except that notices of changes of address shall only be effective upon receipt.

18.         Defined Terms.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Board” has the meaning set forth in Section 6.

“Cause” means:

(a)      the conviction of Executive of (including Executive’s plea of guilty or nolo contendere to) a felony (other than a violation of a motor vehicle or moving violation law) which in the reasonable judgment of the Board materially affects Executive’s ability to perform his duties under this Agreement; or

(b)      voluntary engagement by Executive in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of any funds of any of the Companies or a Company Subsidiary in the course of Executive’s employment; or

(c)      the willful refusal (following written notice) by Executive to carry out specific directions of (A) the Board or (B) the Board of Directors of any Company Subsidiary with which Executive is employed or of which Executive is an officer, which directions are consistent with Executive’s duties to the Company or any Company Subsidiary, as the case may be; or

(d)      violation by Executive of any provision of the Restrictive Covenant or a significant violation of the written material Company policies applicable to Executive; or

(e)      the commission by Executive of any act of gross negligence or intentional misconduct in the performance of Executive’s duties as an employee of the Company or any Company Subsidiary to the extent it causes demonstrable harm to the Company.

For purposes of this definition, no act or failure to act on Executive’s part shall be considered to be Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interest of the Company or a Company Subsidiary.  The decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Board.  If the Board terminates Executive’s employment for Cause, the Company shall deliver written notice of such termination to Executive within three months after the initial occurrence of the event constituting Cause, setting forth in reasonable detail the conduct of Executive that constitutes Cause, and such termination shall be effective immediately upon service of such written notice.  Notwithstanding the foregoing, the Company shall be entitled to terminate Executive for Cause pursuant to clause (c) only if each of the following conditions is satisfied:  (i) any determination to terminate Executive must be made upon the affirmative vote of two-thirds of the non-management directors of the Company; (ii) the Company must provide to Executive at least ten (10) days prior written notice of the termination date determined by such directors, which notice must contain a reasonably specific explanation of the reasons for termination determined by such directors, and (iii) Executive shall have the opportunity during such notice period to cure the deficiencies or failures cited as the basis for his termination.

“Change in Control” means the first to occur of the following events:

(i)                                     a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Crestview Shareholder or its Permitted Transferee(s), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Parent’s outstanding securities ordinarily having the right to vote at elections of directors; or

(ii)                                  the consummation of the sale, exchange or other disposition of all or substantially all of the assets, or the liquidation or dissolution of, the Parent followed by the distribution of the proceeds thereof.

“COBRA” has the meaning set forth in Section 8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Subsidiary” means any entity directly or indirectly, through one or more intermediaries, controlled by the Company.  For these purposes “control” means the power to exercise a controlling influence over the management or policies of the relevant entity.

“Crestview Shareholder” shall have the meaning assigned to such term in the Shareholders Agreement.

“Effective Date” has the meaning set forth in Section 2.

“Employment Term” has the meaning set forth in Section 2.

“Exchange Act” has the meaning assigned to such term in the Shareholders Agreement.

“Excise Tax” has the meaning set forth in Section 9.

“Executive” has the meaning set forth in the introductory paragraph.

“Good Reason” means (a) any material breach by the Company of any material provision of this Agreement (including failure by the Company or Parent to effect the terms and conditions contemplated in Schedule A or Schedule B upon consummation of the Merger); (b) a reduction in Executive’s base salary or target bonus opportunity (as set forth in Section 6(a), (b) and (c), respectively); (c) a material diminution in Executive’s title or level of responsibility, or change in office or reporting relationship, in each case from the standard described in Section 3 of this Agreement; or (d) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from Executive’s place of employment on the Effective Date; (e) the failure of Executive to receive as soon as reasonably practicable after the Effective Date the grant of options to purchase shares of Parent common stock on the terms and conditions as described in Section 7(b) and Schedule A; (f) Executive fails to be elected or ceases be a member of the Board of the Company or the Parent for any reason other than resignation or removal by the Board for Cause; (g) Executive’s resignation for any reason within the 120-day period beginning on the effective date of a Change in Control; provided however, that any isolated, insubstantial or inadvertent change, condition, failure or breach described under clause (a), (b) or (c) above which is not taken in bad faith and is remedied by the Company promptly after the Company’s actual receipt of Good Reason Notice (defined below) from Executive shall not constitute Good Reason. A termination of employment by Executive for Good Reason shall be effectuated by Executive giving the Company written notice (“Good Reason Notice”), within three (3) months after the initial occurrence of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. A termination of employment by Executive for Good Reason shall be effective on the fifth business day following the Company’s receipt of the Good Reason Notice, absent remediation by the Company (as described above).

“Gross-Up Payment” has the meaning set forth in Section 9.

 “Merger” means the consummation of the transactions contemplated by the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the recitals.

“Payment” has the meaning set forth in Section 9.

“Permitted Transferee” has the meaning assigned to such term in the Shareholders Agreement.

“Person” has the meaning assigned to such term in the Shareholders Agreement.

“Prior Agreement” means the Amended and Restated Executive Employment Agreement dated as of May 16, 2002.

“Restrictive Covenant” has the meaning set forth in Section 11.

“Shareholders Agreement” means the Shareholders Agreement of the Company dated as of [August 15], 2007 entered into by and among the Company, the Crestview Shareholder, The Northwestern Mutual Life Insurance Company, certain management stockholders of the Company, and certain other parties listed on the signature pages thereof, as the same may be from time to time amended, supplemented or modified.  The Shareholders Agreement to be executed and delivered by the Parent shall include terms and conditions set forth on Schedule B.

“Tax Firm” has the meaning set forth in Section 9.

“Tax Opinion” has the meaning set forth in Section 9.

“Underpayment” has the meaning set forth in Section 9.

19.                                     Legal Fees.  The Company shall reimburse Executive for all reasonable legal and expenses incurred by him in connection with the negotiation and execution of this Agreement in an amount not to exceed $50,000.

20.                                     Section 409A.  In the event that any payments in respect of the execution of this Agreement and the supercission of the Prior Agreement, or the contribution by Executive of equity or equity rights into Parent as described in Section 7A hereof would be subject to excise tax under Section 409A of the Code, Executive shall be entitled to additional payments in respect of such excise tax, generally determined as provided in Section 9, with the Company and Executive each having comparable rights and duties to those provided in Section 9.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SYMBION, INC.

By:	/s/ Richard E. Francis, Jr.
Name: Richard E. Francis, Jr.
Title: Chief Executive Officer

EXECUTIVE:

/s/ Clifford G. Adlerz
Clifford G. Adlerz

Address:

320 Sandcastle Road
Franklin, Tennessee 37069

Schedule A

Terms and Conditions of Stock Options/Purchased Equity

Number of Shares:	•	605,630

Exercise Price:	•	$10.00, which such amount shall be at the fair value of the equity purchased by the Crestview Shareholder.

Vesting:	•	A portion of option grant 5% portion of 11.25% to vest in 20% increments beginning on 12/31/07

	•	5% portion of 11.25% to vest 50% on 12.5% IRR and 50% on 17.5% IRR

	•	1.25% portion of 11.25% to be vested on the Crestview Shareholder realizing either 2x return on invested capital or 20% IRR

•

Accelerate in the event any persons or entity unrelated to the Crestview Shareholder holds, other than pursuant to registered public offering, Parent stock representing at least 50% of the combined voting power of all outstanding Parent equity securities

Term:	•	10 years

Termination of Employment:(1)

• Without Cause/Good Reason:	•	No repurchase right

• For Cause:	•	All options terminate

	•	Shares acquired on option exercise/initial purchased equity subject to call at lower of FMV or price paid(2)

• Death, Disability or Voluntary Quit:	•	Shares acquired on exercise/initial purchased equity subject to call at FMV

(1)          Contained in Shareholder Agreement (which shall provide that in the event any holder exercises their right to demand a 1933 Act registration, Management Shareholder shall have customary “piggyback” rights, subject to any underwriter-required lock up).

(2)          Shareholder Agreement to provide that Board determines FMV, with any objecting shareholder having the right to demand binding arbitration.

Schedule B

PROJECT SYMBOL

SUMMARY OF TERMS AND CONDITIONS

OF COMMON STOCK

It is expected that Messrs. Francis and Adlerz will enter into a shareholders agreement at Closing with the other shareholders of the Parent containing customary terms and conditions for private equity transactions of this nature, including, but not limited to, the following:

Board of Directors

Each of Messrs. Francis and Adlerz will be on the Board of Directors of the Company and the Parent (the “Board”) for so long as that individual remains the CEO or COO and President, respectively, of the Company. Board number shall not exceed 7 and Mr. Francis will be consulted on board composition.

Mr. Francis will be the Chairman of the Board of the Company and Parent for so long as he remains the CEO of the Company.

Tag Along Rights

Subject to the Rights of First Refusal, if any party to the Shareholders Agreement sells more than a de minimis amount of equity to an unaffiliated 3rd party in a private sale prior to an initial public offering (an “IPO”), Messrs. Francis and Adlerz will have the right to sell a pro rata number of shares on the same terms and conditions.

Right of First Refusal

Subject to Crestview’s Drag-Along Rights, if any party to the Shareholders Agreement elects to sells any equity of the Parent to an unaffiliated 3rd party, the other parties to the Shareholders Agreement will have the right to sell purchase shares on the same terms and conditions.

Drag Along Rights

If Crestview sells all or substantially all of the equity of the Parent to an unaffiliated 3rd party, then Crestview will have the right to require the other parties to the Shareholders Agreement to sell their equity pro rata on the same terms and conditions (but without prejudice to any matters to which Messrs. Francis and Adlerz may be reasonably asked to agree in their capacity as officers of the Company).

Preemptive Rights

Messrs. Francis and Adlerz will have the right, prior to an IPO, to purchase his pro rata share of all future equity issued by the Parent, subject to certain exceptions (i.e., for employees, acquisition consideration, etc.)

Underwriter Lock-Ups	Messrs. Francis and Adlerz will both be obligated to enter into customary underwriter lock-ups in connection with an IPO and any other public offerings of equity securities of the Parent.

Repurchase Rights	See Schedule A to Form of Employment Agreement.

Piggyback Registration Rights

Messrs. Francis and Adlerz will each have customary piggyback registration rights on all offerings (other than the IPO), subject to pro rata cut-back among all shareholders, but only if the investment bank underwriting the offering determines that such person’s participation therein would not reasonably be expected to have an adverse effect on that offering.

2